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We have issued our report dated April 15, 1999, accompanying the financial statements of Wattage Monitor Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."


GRANT THORNTON LLP

/S/ Grant Thornton LLP

Reno, Nevada
August 6, 1999